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EXHIBIT 23-1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-58062 and 333-107874 on Form S-8 of our reports (which reports express unqualified opinions and, in the report relating to the financial statements, includes an explanatory paragraph relating to the change in the Company's accounting for employee stock-based compensation in 2003) dated March 4, 2005, relating to the financial statements of The Yankee Candle Company, Inc. and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the fiscal year ended January 1, 2005.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 10, 2005